Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into this 10 day of March, 2006, by and between Hilton U.K. Hotels Limited (the “Company”) and Ian Russell Carter (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to employ the Executive as the Chief Executive Officer of Hilton International, and the Executive desires to continue to serve in that capacity;

WHEREAS, the parties hereto desire to enter into this Agreement to define and set forth the terms and conditions of the employment of the Executive by the Company and to accurately set forth the Executive’s restrictive covenants;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and in the attached Annexes, it is hereby covenanted and agreed by the Company and the Employee as follows:

1.                                       Employment Period. This Agreement is conditional upon Closing as defined in a sale and purchase agreement dated December 29, 2005 entered into between Hilton Hotels Corporation (“HHC”), Hilton Group plc, Ladbroke Group International Limited, Ladbroke Group Limited, and Town & County Factors Limited. In the event of this condition not being satisfied before June 30, 2006, then the provisions of this Agreement shall be null and void and of no further effect and the parties shall be released and discharged from their respective obligations under this Agreement. On Closing, the Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement until the Executive’s employment shall be terminated in accordance with Section 5 below (“Employment Period”).

2.                                       Position and Duties.

(a)  During the Employment Period, the Executive shall be employed as the Chief Executive Officer of Hilton International. In his executive capacities, the Executive shall report to and perform the duties reasonably assigned by the President and Chief Operating Officer of HHC, the Company’s principal owner. In addition, the Executive shall also serve as an Executive Vice President of HHC.

(b)                                 During the Employment Period, and excluding any periods of holiday and sick leave, the Executive shall devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, using the Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently. Executive shall be subject to and shall abide by the policies and practices of the Company and of HHC, including the HHC policy on Insider Trading as well as the Company Code of Conduct. Copies of both documents are attached hereto as Annex 1.

3.                                       Location.

(a)  The Executive shall be primarily located at Maple Court, Central Park, Reeds Crescent, Watford, Hertfordshire WD24 4QQ or at such other location as may from time to time be agreed between the parties. Additionally, the Executive may be requested to relocate to a different primary location at the discretion of the President and Chief Operating Officer of HHC, such relocation to be subject to the Executive’s agreement to the extent that it is not within a 50 mile radius of the Company’s offices at Maple Court.

(b)  The Executive shall travel to and work at any of the Company’s or HHC’s locations within or outside the United Kingdom in the manner and on the occasions as the President and Chief Operating Officer of HHC may require.

(c)  The Company shall provide reasonable relocation expenses of the Executive in accordance with the Company’s policy if the Executive is relocated to a different primary location that is not within reasonable daily traveling distance of Maple Court.

4.                                       Compensation.

(a)  One-time Signing Bonus. A one-time cash “signing” bonus of £282,486 shall be paid to the Executive within 14 days of the Closing.

(b)  Base Salary. During the Employment Period, the Executive shall receive an annualized base salary (“Annual Base Salary”) of £415,254, payable in accordance with the regular payroll practices of the Company. During the Employment Period, the Annual Base Salary shall be reviewed at least annually; the first such review taking place with effect from January 1, 2007.

(c)  Annual Bonus. In addition to the Annual Base Salary, the Executive shall be eligible for an annual bonus (the “Annual Bonus”) as determined pursuant to the terms of applicable HHC or Company executive bonus schemes. For the fiscal year 2006, the target Annual Bonus is an amount equal to at least sixty percent (60%), but not to exceed ninety percent (90%), of Annual Base Salary paid in that fiscal year.

(d)  Transaction Closing Cash Award. The parties acknowledge the Executive’s entitlement to a cash award of £4,745,763 payable by reason of Closing (“Transaction Closing Cash Award”). The Executive and the Company have agreed that the Transaction Closing Cash Award shall not be paid on Closing but is instead payable as follows:

(i) £847,458 shall be paid within 30 days of the Closing;

(ii) three annual payments of £1,299,435 shall be made within 30 days following January 31, 2007, January 31, 2008, and January 31, 2009 (each, an “Anniversary Date”).

For the avoidance of doubt, the Transaction Closing Cash Award shall continue to be payable even in the event of a termination of the Agreement. Hence, in the event that the Executive’s employment terminates for any reason prior to January 31, 2009, the Company will pay to the Executive any outstanding installments of the Transaction Closing Cash Award, less any necessary tax withholdings, within 7 days of the date that the Executive’s employment terminates. For the avoidance of doubt, the Executive will have no duty to mitigate in respect of this payment. Further the Company does not view this payment to be a penalty but considers it to be a genuine commercial payment.

(e)  Stock. Executive shall be eligible to be granted equity-based awards under HHC’s equity plans to at least the same extent as other comparable executives of the Company and HHC. On Closing, and subject to HHC Board approval at the March, 2006 Board meeting, Executive shall be granted, pursuant to the terms of the Hilton Hotels Corporation 2004 Omnibus Equity Compensation Plan:

(i)  25,000 Restricted Stock Units;

(ii)  25,000 Performance Shares; and

(iii)  125,000 shares of Restricted Stock.

The terms and conditions of each grant shall be set forth in individual grant agreements. Upon termination of his employment, the Executive shall have no claim against the Company for loss arising out of ineligibility to exercise any stock options granted to him or otherwise in relation to any equity plan and the rights of the Executive shall be determined solely by the rules of the relevant equity plan in force at the date of termination of his employment.

(f)  Holiday. The Executive shall (in addition to the normal public holidays) be entitled to paid holiday at the rate of 25 working days in each year of service. The Executive’s holiday entitlement shall increase to 27 working days in the year in which he completes 5 years’ continuous service with the Company, and to 28 days in the year in which he completes 7 years’ continuous service with the Company. Any holiday accruing to the Executive for any period of service of twelve months ending on 31 March, if not taken within that twelve month period, shall not be carried forward to the next or subsequent period and no remuneration in lieu will be paid or payable unless otherwise agreed in writing with the President and Chief Operating Officer of HHC. The Executive’s entitlement to holiday shall be calculated as accruing proportionately to the number of weeks completed in the employment of the Company in that twelve month period. Upon termination of the Executive’s employment for any reason the Executive shall be entitled to pay in lieu of any accrued but untaken holiday entitlement or be required to repay to the Company any salary received in respect of any holiday taken in excess of the accrued holiday entitlement until the Termination Date. Any such sum due to the Company may be deducted from any remuneration or other monies otherwise payable to the Executive.

(g)  Sick Pay. In the event of the Executive’s absence due to his incapacity arising from illness or accident, the Company will continue to pay the Executive his Base Salary for a period of such absence up to a maximum of either 6 consecutive calendar months or an aggregate of 180 working days (whether consecutive or not) in any 12 consecutive calendar months which payments shall include statutory sick pay or other benefits payable under any relevant legislation.

(h)  Other Benefits. During the Employment Period, the Executive shall be entitled to all benefits for which he shall be eligible under any benefit plans, schemes or similar arrangements which the Company provides from time to time to its comparable executive employees generally. Participation shall be subject to the terms and conditions of each of these plans, schemes or arrangements as they may be amended from time to time. The Company has no liability to the Executive (or his dependents) for failure or refusal by the insurer or provider to pay benefits or for cessation of benefits on termination of the Executive’s employment.

(i)  Deductions. The Executive hereby authorizes the Company to deduct from any remuneration accrued and due to him under the terms of this Agreement (whether or not actually paid during the Employment Period):  (i) any overpayment of salary or expenses or payment made to the Executive by mistake or through any misrepresentation; (ii) any debt owed by the Executive to the Company or any affiliated company; and (iii) any other sum or sums which may from time to time be required to be authorized pursuant to Section 13 of the Employment Rights Act of 1996 (“ERA”).

5.                                       Termination of Employment.

(a)  By Either Party. The Executive’s employment and, save to extent that its provisions are expressed to apply beyond termination, this Agreement may be terminated by

(i)  the Executive giving to the Company not less than twelve months’ written notice to expire at any time; or

(ii)  the Company giving to the Executive not less than twelve months’ notice in writing to expire at any time.

The Company may, at its sole discretion, terminate Executive’s employment immediately by making a payment of Annual Base Salary under Section 4(b), the minimum Annual Bonus under Section 4(c) and an amount equal to the cost of the Company of providing the benefits set out in Sections 4(e) and 4(h) which would have otherwise been payable or would have arisen had the Executive’s employment continued for the twelve month notice period or any unexpired part thereof. Any unpaid Transaction Closing Cash Award shall be paid pursuant to Section 4(d).

If either party gives notice to terminate this Agreement, the Executive agrees that for a period not exceeding six months the Board may in its absolute discretion:

(a)           require the Executive to perform only such duties as it may allocate to him or not to perform any of his duties;

(b)           require the Executive not to have any contact with customers or clients or suppliers of the Company or any affiliated company nor any contact (other than purely social contact) with such employees of the Company or any affiliated company as the Board shall determine;

(c)           require the Executive not to attend any premises of the Company or of any affiliated company;

(d)           require the Executive forthwith to resign as a director of the Company or any affiliated company (without providing any reason for doing so); and

(e)           appoint another person to perform his responsibilities jointly with him or in his place;

The Executive further agrees that such action on the part of the Company shall not constitute a breach of this Agreement nor shall the Executive have any claim against the Company in respect of any such action and that the Executive’s obligations to act in good faith and in the best interests of the Company and all Group Companies shall remain in full force and effect.

Provided always that throughout such period the Company shall continue to provide the Executive’s salary and contractual benefits.

Notwithstanding the foregoing, in no event shall the Company be required to pay Severance Benefits (as defined below) to Executive that exceed 2.99 times the sum of the Executive’s base salary plus most recent bonus (or, if the Executive is not currently an employee of the company, the Executive’s target bonus). “Severance Benefits” shall include cash payments following termination of employment, including, but not limited to lump sum severance payments, periodic cash payments, and payments for consulting fees or salary continuation. “Severance Benefits” shall not include: (i) payments pursuant to the Company’s retirement plans, savings plans, deferred compensation plans or welfare benefit plans, (ii) the value of accelerated vesting or payment of any outstanding equity-based award pursuant to the Company’s or HHC’s equity compensation plans, (iii) any benefits or perquisites provided under plans or programs applicable to the Company’s or HHC’s employee generally, or (iv) any amount that the Corporate Governance and Nominating Committee of HHC determine in good faith to be a reasonable settlement of any claim made against the Company. In addition, penalty tax reimbursement and gross up payments will not count for purposes of the 2.99 times limit.

(b)  Age 65 or Death. The Executive’s employment and the Employment Period shall terminate automatically upon the last day of the month during which the Executive attains the age of 65 years. The Executive’s employment and the Agreement shall also terminate automatically upon the Executive’s death during the Employment Period.

(c)  Disability. The Company shall be entitled to terminate the Executive’s employment with not less than six months’ written notice to expire at any time because of the Executive’s Disability during the Employment Period, save where the Executive is in receipt of benefit under a disability scheme for which it is required that Executive remain an employee, in which event the Executive shall remain an employee for the purposes only of continuing to receive any benefits payable under the disability scheme for so long as such benefits shall be payable under the disability scheme, but in all other respects his employment shall have terminated, in particular, he shall no longer be entitled to receive any remuneration or other benefits under this Agreement (including, without limitation, any salary, bonus, private medical insurance, life insurance, pension contributions or grants under any share or incentive scheme of the Company. “Disability” means that (i) the Executive has been unable, for a period of 180 consecutive business days, after reasonable accommodation, to perform the Executive’s duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive’s legal representative, has determined that the Executive’s incapacity is total and permanent. The Executive agrees to reasonably cooperate with the Company in order to obtain the physician’s evaluation of the Executive.

(d)  By the Company for Cause. The Company may immediately terminate the Executive’s employment during the Employment Period for Cause. “Cause” means:  (i) a material breach of this Agreement; (ii) repeated violation of this agreement and/or the Company’s policies which, after warning, would normally result in discharge; (iii) gross misconduct or commission of any criminal offence (excluding an offence under road traffic legislation in the United Kingdom or elsewhere in respect of which a custodial sentence is not imposed on him), or which could materially and adversely affect the affairs of the Company; (iv) any act of theft or dishonesty; (v) personal conduct which reflects in a significant and material manner unfavorably on the Company’s reputation or business; (vii) disqualification by any court from holding a directorship of any company (whether Company or otherwise); and (viii) bankruptcy or other circumstances that compound with Executive’s creditors. The Company may only terminate the Executive by reason of clauses (i) or (ii) above if the Executive shall not have remedied such breach or violation, as applicable, within 30 days after receiving written notice from the Company specifying the details thereof; however, the Company, if it has reason to suspect that any one or more of the events set out above has or may have occurred shall be entitled (but without prejudice to its rights subsequently to terminate the Executive’s employment on the same or any other ground) to suspend the Executive on full pay, save in circumstances whereby such suspension would inhibit the Executive’s ability to remedy any breach or violation, for so long as the Company reasonably requires to verify or investigate any such circumstances, but in no event for more than 90 days.

(e)  Obligations of Executive on Termination. Upon the termination of the Executive’s employment with the Company or (if the Company so requires) following notice of termination of employment being given by either party the Executive shall immediately resign without claim for compensation for loss of office (but without prejudice to any claim he may have against the Company arising out of any breach of this Agreement by the Company) from such directorships, offices, or other positions he may then hold as nominee or representative of the Company and of any other HHC company or any associated company by virtue of his employment hereunder. On termination of his employment hereunder, the Executive shall also deliver up to the Company or its duly authorized representative all documents, records and papers (including any information stored on computers, laptops, CDs or any other medium for storing such information) and any company credit card or any other property of the Company or HHC which may be his possession or under his control, and no copies shall be retained by him.

(f)  Date of Termination. The “Date of Termination” means the earliest of:  (i) the date of termination of the Executive’s employment by either Executive or Company; (ii) the last day of the month during which the Executive attains the age of 65 years; (iii) the date on which employment is terminated by reason of Disability; or (iv) date of Executive’s death.

6.                                       Confidential information; Non-solicitation; Non-competition; No Conflict. During the Employment Period and in the event of Executive’s termination of employment for any reason, except as stated below, the Executive agrees as follows:

(a)  The Executive shall hold in a fiduciary capacity for the benefit of the Company and HHC all secret or confidential information, including, but not limited to: knowledge or data, customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software, know-how, trade secrets, and financial information relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive’s employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive’s violation of this paragraph (a) of Section 6) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company, except in the good faith performance of his duties hereunder, without the prior written consent of the Company or as otherwise required by law or legal process. Upon termination of the Executive’s employment with the Company for any reason, the Executive agrees to return to the Company all of its property including originals and copies of Company issued keys, business documents, computer software, printouts, advertisements, brochures, equipment, sales aids, price books, manuals, notebooks, and any other record, document or tangible property relating to the Company and its business and shall not procure, photocopy or copy any property of the Company after notification of, or in anticipation of, termination of employment.

(b)  Nothing in this Agreement shall restrict the rights of the Executive to make a Protected Disclosure under the ERA. If the Executive has a particular grievance, concern, disclosure or information of a particularly sensitive nature or has reasonable grounds to believe that the Company has committed a crime, a breach of its legal obligations, a miscarriage of justice or a breach of health and safety or environmental legislation, the Executive should raise this in the first instance with a non-executive director of the Company of the Executive’s choice.

(c)                                  (i)                                     In consideration of all of the compensation and benefits provided to the Executive under this Agreement and in light of the Executive’s position with the Company, during the Employment Period, and for a period of 6 months after the termination of the Executive’s employment by the Company for any reason other than the expiration of the Employment Period, the Executive will not, except with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive’s name to be used in connection with, any business or enterprise which is engaged in any business that is competitive with any business or enterprise in which the Company or HHC is engaged at the Date of Termination, both within the United States and internationally, in which the Executive was involved at any time during the previous twelve months.

(ii)                                  The restrictions of subparagraph (c)(i) shall not be construed to prohibit the ownership by the Executive of less than two percent of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), or in any company any part of whose share or loan capital is traded on the London Stock Exchange or in respect of which dealing takes place on the Alternative Investment Market or in any other recognized investment exchange, provided that such ownership represents a passive investment and that neither the Executive nor any group of persons including the Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising the Executive’s rights as a shareholder, or seeks to do any of the foregoing.

(iii)                               In addition, the Executive agrees that he will not, for a period of 12 months after the termination of the Executive’s employment with the Company for any reason, without the prior written consent of the Company, whether directly or indirectly, (A) employ, whether as an employee, officer, director, agent, consultant or independent contractor, or solicit the employment of, any Senior Executive known personally to the Executive who is or at any time during the previous twelve months was an employee, representative, officer or director of the Company or any of its subsidiaries or (B) solicit, deal with, divert, take away, or attempt to solicit, divert or take away, any of the Company’s customers with whom the Executive was actively engaged or involved by virtue of his duties at any time during the previous twelve months.

For the purposes of this Section 6, “Senior Executive” means a person who is or was at any time whilst the Executive was employed by the Company or engaged by any company in the Group:-

(A)          engaged or employed as an employee at management grade 4 or above director or consultant of that company; or

(B)           engaged in a capacity in which he obtained Confidential Information; and was so engaged at any time during the period of 12 months prior to the Termination Date;

(d)                                 The Executive represents to the Company that neither his continuation of employment hereunder nor the performance of his duties hereunder conflicts with any contractual commitment on his part to any third party or violates or interferes with any rights of any third party.

(e)                                  The Executive acknowledges and agrees that the restrictions contained in this Section are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Executive breach any of those provisions. The Executive represents and acknowledges that (i) the Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement, and (ii) that the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive’s counsel. The Executive further acknowledges and agrees that a breach of any of the restrictions in this Section cannot be adequately compensated by monetary damages. The Executive agrees that, in the case of any violation of the provisions of this Section 6, the Executive shall forfeit all payments not yet made under this Agreement at the time of any violation of this Section 6 and that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting of a bond, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled at law or in equity. The Executive further agrees that if any of the restrictions in section 6 is held to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted, that restriction shall apply with such deletions as may be necessary to make it valid and effective. The restrictions contained in each sub-section of Section 6 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions. The Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Section 6, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the High Court of Justice of England and Wales, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and  (iii) waives any objection which the Executive may have to the laying of venue of any such suit, action or proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 10 hereof.

7.                                       Inventions.

(a) As soon as practicable the Executive shall promptly disclose confidentially to the Company full details, including drawings and models, if any, of any and all inventions, improvements, designs development, discovery or processes relating to the businesses of the Company and HHC which he may make or discover in the course of his employment (alone or with any other person) and shall treat the said invention, development, discovery, improvement or process and all information relating thereto as confidential. The Executive acknowledges that the property including all intellectual property rights in such invention, improvement, design, development, discovery or process vests in the Company absolutely under applicable law (including, in particular, section 39 of the Patent Act 1977) subject to the limits set out therein and the provisions of Section 7(b) shall apply.

(b)  The Executive shall, and to the extent that the invention, improvement, design, development, discovery or process was made or discovered jointly with any other person, or persons (who are not employees of the Company) shall use his best endeavours to procure that such other person shall, if and when required by the Company, do all acts and things at the cost of the Company as may be necessary or desirable:

(i)  to obtain or join with the Company or its nominee in obtaining patents or any other intellectual property right protections in respect of any such invention, improvement, design development, discovery or process in the United Kingdom or any other part of the world;

(ii)  to vest the same and any trade marks in the Company or as the Company may direct absolutely and for its exclusive benefit; and

(iii)  provide to the Company all such assistance as the Company may require in relation to the resolution of any questions concerning patent, copyright or other intellectual property proprietary rights assigned by virtue of this Section 8; and decisions as to the procuring of a patent or other appropriate protection and exploitation shall be in the sole discretion of the Company.

(c)  The Executive shall not otherwise apply for a patent or any other intellectual property right protection for any such inventions, improvements, designs or processes.

(d)  If the Executive in the course of his duties under this Agreement or other duties specifically assigned to him originates any design (whether registrable or not) or other work in which copyright may subsist, he shall treat such design or copyright as confidential to the Company and shall promptly disclose full details of it (including drawings and models if any) to the Company and shall (subject to Section 8(e) and until such time as the rights may be fully and absolutely vested in the Company) hold his interest in it for the Company.

(e)  In consideration of the Company entering into this Agreement the Executive hereby agrees:

(i)  except in so far as such rights already vest in Company under applicable law (including Sections 11(2) and 215(3) of the Copyright, Designs and Patents Act 1988), to assign (including, to the extent necessary, by way of future assignment) to the Company all copyright and other intellectual property and similar rights, if any, for the full terms throughout the world in respect of all copyright for works originated, conceived, written or made by the Executive during the continuance of this Agreement (except only those works originated, conceived, written or made by the Executive wholly outside his normal working hours and wholly unconnected with his employment hereunder); and

(ii)                                  to the extent any such rights exist, irrevocably and unconditionally to waive in favor of the Company any and all moral rights conferred on the Executive by virtue of the Copyright Designs and Patents Act 1988 for any design or copyright work in which copyright is vested in the Company.

(f)  The Executive will at the request and expense of the Company do all things necessary or desirable to vest and/or substantiate the rights of the Company under this Section 7.

(g)  By way of security for his obligations under this Section 7 and for the purpose of giving effect to any such obligation but not otherwise, the Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute, sign and do any such deeds, instruments and things and generally use his name to give the Company or its nominee the full benefit of this Section 7 and a certificate in writing signed by any Executive or the Secretary of the

Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case so far as any third party is concerned.

8.                                       Successors.

(a)  This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

9.                                       Recordkeeping. Executive authorizes the Company and HHC in accordance with the provisions of the Data Protection Act 1998 and any regulations made under it to process personal data manually or electronically including (without limitation) sensitive personal data relating to him for the purposes of the administration and management of his employment and the Company’s business.

Executive further consents to the transfer of such information by the Company and HHC outside the European Economic Area (as defined from time to time) to its associated companies and other business entities or persons who work for or on behalf of the Company, and acknowledges that such companies and business entities and persons may be required to process such personal and sensitive personal data by law or other applicable regulations, as well as for the purposes of the Company’s and HHC’s business. Executive acknowledges that by virtue of the transfer, he may no longer have the same rights to which he is entitled under English data protection laws. Further details of the Company’s policy in relation to record keeping and examples of the way in which personal data will be used are set out in the Company’s Data Protection Policy, a copy of which is attached hereto as Annex 2.

Executive consents to the Company monitoring its communication and electronic equipment including, without limitation, the Company’s telephone, facsimile and e-mail systems, information stored on the Company’s computer equipment (including all electronically stored information and any electronic media that are the property of the Company) and recordings from the Company’s closed circuit television cameras.

12.                                 Miscellaneous.

(a)  This Agreement shall be governed by, and construed in accordance with, the laws of England, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The parties to this Agreement submit to the jurisdiction of the English Courts as regards any claim, dispute or matter arising out of or relating to this Agreement. This Clause is for the benefit of the Company and HHC and shall not limit their right to take proceedings in any other court of competent jurisdiction.

(b)                                 All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Ian Russell Carter

Maple Court, Central Park,

Reeds Crescent, Watford, Hertfordshire WD24 4QQ

United Kingdom

If to the Company:

Hilton Hotels Corporation

9336 Civic Center Drive

Beverly Hills, CA  90210

USA

Attention: General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 12. Notices and communications shall be effective when actually received by the addressee.

(c)                                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)                                 Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes or deductions that are required to be withheld by applicable laws or regulations.

(e)                                  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)                                    This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

(g)                                 All existing agreements between the Company and the Executive relating to the employment of the Executive shall be deemed to have been cancelled with effect from Closing.

(h)  The information contained herein and within Annex 3 constitutes a written statement of the terms of employment of the Executive in compliance with the provisions of Sections 1 and 3 of the ERA.

13.                                 The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment or arrangements to the extent necessary to the intended preservation of such rights and obligations, including, but not by way of limitation, those rights and obligations set forth in Sections 4(d), 5(a), 6, and 7.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTED as a Deed by	)
HILTON U.K. HOTELS LIMITED	)
acting by:	)

Director /s/ Robert M. La Forgia

Director/Secretary /s/ Madeleine A. Kleiner

SIGNED as a Deed by	) /s/ Ian R. Carter
IAN RUSSELL CARTER in the	)
presence of:	)

Witness’ signature: /s/ Martin C. Lowery

Name: Martin C. Lowery

Address: 1080 E. Alejo Road

Occupation: Vice President, Human Resources